Exhibit 10.2

GLOBALTECHNOLOGIES™

April 30, 2003

Stephen P. Earhart
931 Oxford Drive
Deerfield, Illinois 60015

Dear Steve:

It has been a pleasure talking with you relative to the career opportunities that are available with SSA Global Technologies, Inc. (the “Company”). Although the Company has enjoyed considerable success, we are looking to individuals such as you to play a key role in putting the Company on its next plateau. We’re convinced that you can make an immediate impact and are excited about your future growth potential.

This letter confirms to you the Company’s offer of employment. The terms of our offer are as follows:

Position:	Executive Vice President and Chief Financial Officer – reporting to the undersigned.

Start Date:	June 1, 2003.

Compensation:	Annual Base Salary: $300,000.

Annual Bonus target: $200,000 representing your annual bonus target (or 67% of your annual base salary) with the potential (based on the Company’s current plan, subject to change annually or otherwise as agreed) for up to two times this amount based on the Company’s business performance and objectives, paid in accordance with the Company’s executive compensation plan in effect from time to time. During your first twelve months of employment, $100,000 of the annual bonus potential is guaranteed and any shortfall will be paid following your first twelve months of employment.

Stock Options:

Pursuant to the terms and conditions of the Company’s stock option plan, you shall be granted options to purchase one percent (1.0%) of the shares of common stock issued and outstanding adjusted for fifteen percent (15%) currently allocated to the Company’s stock option plan (par value $0.01), the strike price of which shall be determined based on a Company enterprise valuation of $360 million dollars. Your options shall vest evenly on a monthly basis over a 4-year period in accordance with the Company’s Stock Option Plan and Employee Stock Option Agreement.

Work Location:

Your home base will be the Company’s headquarters located in Chicago, Illinois. During your employment, you will be reimbursed for all reasonable travel and living expenses in accordance with the next paragraph.

Travel:

It is envisioned that your position may require substantial travel. You shall travel by coach airfare unless agreed to otherwise or unless provided for in SSA’s then current travel policy. For informational purposes, SSA’s current travel policy provides that for senior executives such as yourself, travel by business class outside of North America is permitted. In accordance with the Company’s policies and upon presentment of required receipts, you will be reimbursed for all reasonable travel, living and other work-related expenses incurred by you in the fulfillment of your job responsibilities.

Vacation:	Four (4) weeks per annum with no carry over right.

500 West Madison, Suite 1600  Chicago, IL 60661  T 312.258.6000  F 312.474.7500  W www.ssagt.com

Severance:

If the Company terminates your employment for any reason other than “for cause” you will receive a severance entitlement (“salary continuation”) equivalent to your then current base salary (specifically including an additional amount equal to the average annual bonus amount paid to you for the prior three (3) year period, or portion thereof if your employment is terminated by the Company prior to the expiration of three (3) years). This salary continuation is inclusive and in lieu of any claimed entitlement to any additional payments, however characterized, as may be required by statute, regulation or otherwise. For the purposes of clarity “for cause” includes, for example, willful misconduct, gross negligence in the performance of your duties, and / or the commission of any felony crime involving moral turpitude.

Review:	The current policy, subject to change without notice, is that reviews are conducted on an annual basis.

Benefits:	Per summary which will be forwarded to you shortly. This summary of benefits highlights the major benefits offered by the Company. All benefits are subject to change without notice.

Governing Law:

This offer letter (and any employment) shall be governed by the laws of the State of Illinois, you accept Illinois as the exclusive venue for dispute resolution and submit to the exclusive jurisdiction of the Illinois Courts.

Contingencies:	This offer of employment is contingent upon your signing of an Employee Confidentiality Agreement (attached).

Acceptance:

Your signature below will acknowledge your understanding and agreement to this offer of employment.  Written acceptance to this offer is required within five days of the date of this letter.  The Company reserves the right to withdraw this offer without further notice if not accepted by you by this time or if any representations  (e.g., job references, education) cannot be verified.  This offer becomes valid only upon the Company’s final acceptance of the signed offer letter (following your signature).

We look forward to you joining the Company. Teamwork, quality, people, client satisfaction, focus, industry knowledge and quality software have all played a significant part in the Company’s past. We are confident that you will play an important role in helping our success to continue in the future. Should you have any questions regarding this offer, please contact me directly.

Yours truly,

SSA Global Technologies, Inc.

/s/ Michael Greenough
Michael Greenough
Chairman and CEO

The undersigned accepts the above employment offer, agrees that it contains the terms of employment with the Company, and that there are no other terms, expressed or implied. By accepting this offer of employment, the undersigned is acknowledging that no prior employment obligations or other contractual restrictions exist which preclude employment with the Company. It is further understood that this offer is confidential and disclosure (other than to my family, financial advisor and attorney) is subject to termination of employment or withdrawal of this offer.

ACCEPTED:

/s/ Stephen Earhart	April 30, 2003
Stephen Earhart	Date

ACCEPTED:

/s/ ILLEGIBLE	April 30, 2003
SSA Global Technologies, Inc.	Date